                                                                   EXHIBIT 3.2.1

                       CERTIFICATE OF AMENDMENT OF BYLAWS


         The undersigned hereby certifies that she is the duly elected and acting Secretary of Quality Systems, Inc., a California corporation ("QSI"), and that the following amendment was duly adopted by the Board of Directors of QSI at a duly called and noticed meeting thereof, held on June 14, 1989:

         WHEREAS, Article III, Section 2 of the Bylaws of the Corporation currently provides that the authorized number of directors of the Corporation shall be not less than five (5) and not more than nine (9), with the exact number of directors having been fixed within those limits at six (6); and

         WHEREAS, the exact number of directors, within the limits specified, may be altered from time to time by an amendment of the last sentence of
Article III, Section 2 of the Bylaws duly adopted by the Board of Directors or the shareholders; and

         WHEREAS, it is deemed to be advisable and in the best interests of this Corporation and its shareholders that this Board of Directors adopt an amendment to the last sentence of Article III, Section 2 of the Bylaws so as to increase the actual number of directors to seven (7) from six (6).

         NOW, THEREFORE, BE IT RESOLVED, that the last sentence of Article III,
Section 2 of the Bylaws of the Corporation be, and hereby is, amended to read in its entirety as follows:

                 "The exact number of directors shall be seven (7) until changed as provided in this Section 2."

and that the foregoing amendment has not been rescinded, modified or revoked and is full force and effect.

         Executed in Tustin, California this 11 day of July 1989.


                                                     /s/   JANET RAZIN
                                                  ---------------------------
                                                     Janet Razin, Secretary